ASSET PURCHASE AGREEMENT


                 dated as of February 21, 1996



                            between



                       LH RESEARCH, INC.



                              and


                INTERNATIONAL POWER SYSTEMS, INC.

                           TABLE OF CONTENTS
                                                                   PAGE

ARTICLE I  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . .  1

ARTICLE II  SALE AND PURCHASE OF ASSETS. . . . . . . . . . . . . . .  6
   2.1    Asset Purchase . . . . . . . . . . . . . . . . . . . . . .  6
   2.2    Purchase Price . . . . . . . . . . . . . . . . . . . . . .  7
   2.3    Nonassignable Contracts and Authorizations . . . . . . . .  7

ARTICLE III  CLOSING . . . . . . . . . . . . . . . . . . . . . . . .  7
   3.1    The Closing. . . . . . . . . . . . . . . . . . . . . . . .  7
   3.2    Obligations of Seller. . . . . . . . . . . . . . . . . . .  7
   3.3    Obligations of Buyer . . . . . . . . . . . . . . . . . . .  8
   3.4    Effectiveness. . . . . . . . . . . . . . . . . . . . . . .  8
   3.5    Conditions to Closing. . . . . . . . . . . . . . . . . . .  8
   3.6    Malaysian Equipment. . . . . . . . . . . . . . . . . . . . 10
   3.7    Inventory. . . . . . . . . . . . . . . . . . . . . . . . . 10

ARTICLE IV        REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . 10
   4.1    Organization and Qualification . . . . . . . . . . . . . . 10
   4.2    Authority. . . . . . . . . . . . . . . . . . . . . . . . . 10
   4.3    No Breach. . . . . . . . . . . . . . . . . . . . . . . . . 10
   4.4    Financial Statements; Sales Information;
          Undisclosed Liabilities. . . . . . . . . . . . . . . . . . 11
   4.5    Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . 11
   4.6    Absence of Certain Changes or Events . . . . . . . . . . . 12
   4.7    Related Party Transactions . . . . . . . . . . . . . . . . 12
   4.8    Assets . . . . . . . . . . . . . . . . . . . . . . . . . . 12
   4.9    Intellectual Property. . . . . . . . . . . . . . . . . . . 13
   4.10   Contracts and Commitments. . . . . . . . . . . . . . . . . 14
   4.11   Backlog. . . . . . . . . . . . . . . . . . . . . . . . . . 14
   4.12   Customers and Suppliers. . . . . . . . . . . . . . . . . . 15
   4.13   Litigation, Etc. . . . . . . . . . . . . . . . . . . . . . 15
   4.14   Compliance with Law; Necessary Authorizations. . . . . . . 16
   4.15   Consents and Approvals of Governmental
          Authorities. . . . . . . . . . . . . . . . . . . . . . . . 16
   4.16   Employee Benefit Plans . . . . . . . . . . . . . . . . . . 16
   4.17   Labor Matters. . . . . . . . . . . . . . . . . . . . . . . 19
   4.18   Environmental Matters. . . . . . . . . . . . . . . . . . . 19
   4.19   Insurance. . . . . . . . . . . . . . . . . . . . . . . . . 20
   4.20   Questionable Payments. . . . . . . . . . . . . . . . . . . 20
   4.21   Product Warranties . . . . . . . . . . . . . . . . . . . . 21
   4.22   Finders. . . . . . . . . . . . . . . . . . . . . . . . . . 21
   4.23   Disclosure . . . . . . . . . . . . . . . . . . . . . . . . 21

                                  (i)

                                                                   PAGE

ARTICLE V  REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . . . . 21
   5.1    Organization and Qualification . . . . . . . . . . . . . . 21
   5.2    Authority. . . . . . . . . . . . . . . . . . . . . . . . . 21
   5.3    No Breach. . . . . . . . . . . . . . . . . . . . . . . . . 22
   5.4    Finders. . . . . . . . . . . . . . . . . . . . . . . . . . 22

ARTICLE VI  COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . 22
   6.1    Certain Covenants of Seller. . . . . . . . . . . . . . . . 22
   6.2    Obtaining Consents . . . . . . . . . . . . . . . . . . . . 24
   6.3    Publicity. . . . . . . . . . . . . . . . . . . . . . . . . 24
   6.4    Records. . . . . . . . . . . . . . . . . . . . . . . . . . 24
   6.5    Employee Matters . . . . . . . . . . . . . . . . . . . . . 24
   6.6    Receipt of Payments on Accounts Receivable . . . . . . . . 25
   6.7    Further Assurances . . . . . . . . . . . . . . . . . . . . 25
   6.8    Warranty Claims. . . . . . . . . . . . . . . . . . . . . . 25

ARTICLE VII  RESTRICTIVE COVENANTS . . . . . . . . . . . . . . . . . 27
   7.1    Definitions. . . . . . . . . . . . . . . . . . . . . . . . 27
   7.2    Non-Competition. . . . . . . . . . . . . . . . . . . . . . 27
   7.3    Non-Solicitation of Employees. . . . . . . . . . . . . . . 27
   7.4    Non-Solicitation or Interference with Customers
          and Suppliers. . . . . . . . . . . . . . . . . . . . . . . 28
   7.5    Confidential Information . . . . . . . . . . . . . . . . . 28
   7.6    Acknowledgements . . . . . . . . . . . . . . . . . . . . . 28

ARTICLE VIII  INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . 28
   8.1    Survival of Representations and Warranties . . . . . . . . 28
   8.2    Indemnification by Seller. . . . . . . . . . . . . . . . . 28
   8.3    Indemnification by Buyer . . . . . . . . . . . . . . . . . 29
   8.4    Indemnification Procedures . . . . . . . . . . . . . . . . 29

ARTICLE IX  MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . 31
   9.1    Termination. . . . . . . . . . . . . . . . . . . . . . . . 31
   9.2    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . 31
   9.3    Amendment. . . . . . . . . . . . . . . . . . . . . . . . . 32
   9.4    Entire Agreement . . . . . . . . . . . . . . . . . . . . . 32
   9.5    Waivers. . . . . . . . . . . . . . . . . . . . . . . . . . 32
   9.6    Notices. . . . . . . . . . . . . . . . . . . . . . . . . . 32
   9.7    Counterparts . . . . . . . . . . . . . . . . . . . . . . . 33
   9.8    Governing Law; Arbitration . . . . . . . . . . . . . . . . 33
   9.9    Binding Effect; Assignment . . . . . . . . . . . . . . . . 34
   9.10   Severability . . . . . . . . . . . . . . . . . . . . . . . 34
   9.11   Headings . . . . . . . . . . . . . . . . . . . . . . . . . 34


                                 (ii)

                                                                   PAGE

   9.12   No Agency. . . . . . . . . . . . . . . . . . . . . . . . . 34
   9.13   Third Parties. . . . . . . . . . . . . . . . . . . . . . . 34
   9.14   Passage of Title and Risk of Loss. . . . . . . . . . . . . 34





                                 (iii)

                      ASSET PURCHASE AGREEMENT

          ASSET PURCHASE AGREEMENT, dated as of February 21, 1996, between among LH RESEARCH, INC., a California corporation ("Seller"), and INTERNATIONAL POWER SYSTEMS, INC., an Arizona corporation
("Buyer").

          WHEREAS, Seller is engaged in the Business (as hereinafter defined);

          WHEREAS, Seller desires to sell and transfer, and Buyer desires to purchase and acquire certain of the assets, and assume certain specified liabilities, of the Business; and

          WHEREAS, in order to induce Buyer to enter into this Agreement, Sunmark Capital Corporation, a Missouri corporation
("Sunmark"), has entered into a Guarantee dated as of the date hereof in favor of Buyer;

          NOW, THEREFORE, IN CONSIDERATION OF THE FOREGOING, OF THE MUTUAL AGREEMENTS HEREINAFTER CONTAINED AND OF OTHER GOOD AND
VALUABLE
CONSIDERATION, RECEIPT OF WHICH IS HEREBY ACKNOWLEDGED, THE PARTIES AGREE AS FOLLOWS:


ARTICLE I  DEFINITIONS

          The terms defined in this Article I, whenever used herein (including the Exhibits and Schedules hereto), shall have the following meanings for all purposes of this Agreement, except when the context otherwise requires:

          "AAA" shall have the meaning set forth in Section 9.8 of this Agreement.

          "Affiliate" means any person or entity which directly or indirectly controls, is controlled by, or is under common control with, another person or entity.

          "Assumed Contracts" means the contracts, agreements, commitments, and sales and purchase orders (including all unfilled orders received by Seller) relating to the Business to which Seller is a party listed in Exhibit 1A.

          "Authorizations" means all licenses, permits, approvals, authorizations, qualifications, or the like, issued by any federal, state, local, domestic or foreign regulatory or governmental authorities, relating to the Included Assets or the Business.

          "Backlog List" means a list of outstanding and unfilled orders that have been placed with the Seller with respect to the Business as of a specified date.

          "Business" means the design, manufacture, assembly, marketing, sale and servicing of standard and modified standard power supplies.

          "Buyer" shall have the meaning set forth in the caption of this Agreement.

          "Buyer Claimant" shall have the meaning set forth in Section
8.2 of this Agreement.

          "Closing" means the closing of the transactions contemplated by this Agreement, including but not limited to the completion of the purchase of the Included Assets by Buyer.

          "Closing Date" shall have the meaning set forth in Section
3.1 of this Agreement.

          "Closing Documents" shall have the meaning set forth in
Section 4.2 of this Agreement.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Competition" shall have the meaning set forth in Section
7.1 of this Agreement.

          "Costa Mesa Facility" means the facility located at 345
Baker Street, Costa Mesa, California, operated by Seller prior to the
Closing.

          "Directly or Indirectly" shall have the meaning set forth in
Section 7.1 of this Agreement.

          "DOL" shall have the meaning set forth in Section 4.16(a) of this Agreement.

          "Encumbrance" shall mean any lien, charge, encumbrance, option, right of first refusal, security interest, easement, obligation or claim or other third party right of any kind.

          "Environment" means any surface or subsurface physical medium or natural resource, including, air, land, soil, surface waters, ground waters, stream and river sediments, and biota.

          "Environmental Action" means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, proceeding, judgment, letter or other communication from any Federal, state, local, municipal or foreign agency, department, bureau, office or other authority or any third party involving a Hazardous Substance or any violation of any order, permit or Environmental Laws.

          "Environmental Law" means each and every applicable Federal, state, local, municipal and foreign law, statute, ordinance, regulation, rule, judicial or administrative order or decree, permit, license, approval, authorization or similar requirement of each and every Federal and pertinent state, local, municipal and foreign governmental agency or other governmental authority, including the common law, pertaining to the protection of human health and safety or the protection or pollution of the environment including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act (CERCLA), 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act (RCRA), 42 U.S.C. 6901 et seq., the Toxic Substances Control Act (TSCA), 15 U.S.C. 2601 et seq., and the Water Pollution Control Act (FWPCA), 33 U.S.C. 1251 et seq.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Escrow Agent" means National Bank of Southern California.

          "Escrow Agreement" means the escrow agreement in the form annexed hereto as Exhibit 1B.

          "Escrowed Funds" shall have the meaning set forth in Section
6.8 of this Agreement.

          "Financial Statements" means the balance sheet and related statements of operations and of changes in financial position of Seller at April 30, 1993, 1994 and 1995 and for the fiscal years then ended (audited for the 1993 and 1994 statements; unaudited for the 1995 statement), and the unaudited balance sheet and related statement of operations of the Company at January 3, 1996 and for the eight-month period then ended (the "Interims"). All Financial Statements except for the Interims exclude the Malaysian operations.

          "Hazardous Substance" means petroleum, petroleum products, petroleum-derived substances, radioactive materials, hazardous wastes, polychlorinated biphenyls, lead based paint, urea formaldehyde, asbestos or any materials containing asbestos, and any materials, substances or wastes regulated or defines as or included in the definition of "hazardous substances," "hazardous materials," "hazardous constituents," "hazardous wastes," "toxic substances," "pollutants," "contaminants," or any similar denomination intended to classify substances by reason of toxicity, carcinogenicity, ignitability, corrosivity or reactivity under any Environmental law. The term "Hazardous Substance" shall also include raw materials used or stored by Seller or Malaysian Sub, including without limitation products manufactured by Seller or Malaysian Sub, any of which contain Hazardous Substances.

          "Included Assets" means the Included Equipment, the Intellectual Property, the Prepaid Assets and the Assumed Contracts, together with all computers and software, computer printouts, databases and related items, copies of books and records, correspondence, lists, records, reports, discs, tapes and other computer-readable media, blueprints, schematics, reports, plans, engineering records, files, and data and other technical information pertaining to the Business, all manufacturers warranties with respect to the foregoing to the extent transferable, and all of the other assets owned by Seller in respect of the Business, tangible or intangible; provided, that the term "Included Assets" shall not include any of the following to the extent they arise out of the operation of the Business prior to the Closing Date: accounts receivable, cash or cash equivalents, notes receivable, causes or choses in action receivable from pending or future litigation or any other receivables or tax or similar refunds, and any other assets specifically set forth on Schedule 4.8D.

          "Included Equipment" means the items of machinery and equipment set forth on Exhibit 1C and all other items of machinery, equipment, tools, furniture and fixtures used in the Business.

          "Included Liabilities" means liabilities in respect of future performance obligations under the Assumed Contracts, except with regard to breaches thereof occurring prior to the Closing Date, and liabilities in respect of product repair warranties. All liabilities of Seller other than the foregoing (including without limitation all pending or threatened litigation, whether or not disclosed hereunder) shall remain Seller's responsibility.

          "Indemnitee" and "Indemnitor" shall have the meanings set forth in Section 8.4 of this Agreement.

          "Intellectual Property" means all patents and pending patent applications, trademarks, service marks, trade names and copyrights, and registrations and pending applications therefor, and all trade secrets, computer programs and software, research and development, know how, customer lists, inventions and other proprietary processes and information of any kind owned by Seller or in which Seller has a proprietary or ownership or usage right, and which are used in the Business, and all software necessary or desirable to run Included Equipment and stamping machinery used in the Business, including, without limitation, all rights in the name "LH Research" and those other items set forth on Schedule 4.9.

          "Inventory" shall have the meaning set forth in the Transition Services Agreement.

          "IRS" shall have the meaning set forth in Section 4.16(a) of this Agreement.

          "Lease Documentation" means assignment or sublease documentation relating to the lease for the Costa Mesa Facility, including the consent and an estoppel certificate of the landlord.

          "Losses" shall have the meaning set forth in Section 8.2 of this Agreement.

          "Malaysian Equipment" means Included Equipment located at Seller's facility in Jahor Baru, Malaysia on the Closing Date.

          "Nogales Facility" means Buyer's manufacturing facility in Nogales, Sonora, Mexico.

          "Person" means an individual, corporation, partnership, joint venture, trust or other entity.

          "Plan" shall have the meaning set forth in Section 4.16(a) of this Agreement.

          "Prepaid Assets" shall mean assets set forth on Schedule
4.8E.

          "Purchase Price" shall have the meaning set forth in Section
2.2 of this Agreement.

          "Real Property" shall have the meaning set forth in Section
4.18 of this Agreement.

          "Related Party" shall have the meaning set forth in Section
4.7 of this Agreement.

          "Restricted Territory" shall have the meaning set forth in
Section 7.1 of this Agreement.

          "Seller" shall have the meaning set forth in the caption of this Agreement.

          "Seller Claimant" shall have the meaning set forth in
Section 8.3 of this Agreement.

          "Seller Indemnitors" shall have the meaning set forth in
Section 8.2 of this Agreement.

          "Seller's Products" shall have the meaning set forth in
Section 6.8 of this Agreement.

          "Sunmark" shall have the meaning set forth in the recitals to this Agreement.

          "Tax" (or "Taxes" where the context requires) shall mean all federal, state, county, provincial, local, foreign and other taxes (including, without limitation, income, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment and payroll related and property taxes, import duties and other governmental charges and assessments), whether attributable to statutory or nonstatutory rules and whether or not measured in whole or in part by net income, and including without limitation interest, additions to tax or interest, charges and penalties with respect thereto, and expenses associated with contesting any proposed adjustment related to any of the foregoing.

          "Tax Return" means each and every report, return, declaration, information return, statement or other information required to be supplied to a taxing or governmental authority with respect to any Tax or Taxes, including without limitation any combined or consolidated return for any group of entities including Seller and its subsidiaries.

          "Transferred Employees" means those employees of Seller listed on a letter, dated as of the date hereof, by Buyer to Seller, to whom Buyer intends to make offers of employment pursuant to Section 6.5.

          "Transition Period" means a period commencing on the Closing Date and ending March 31, 1996, unless earlier terminated pursuant to the Transition Services Agreement.

          "Transition Services Agreement" means the Transition
Services Agreement in the form annexed hereto as Exhibit 1E


ARTICLE II  SALE AND PURCHASE OF ASSETS

          2.1 Asset Purchase. Upon the terms and subject to the conditions hereof, and upon the basis of the agreements, representations and warranties contained in this Agreement:

               (a) At the Closing, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all of the Included Assets free and clear of Encumbrances of any kind, except that Malaysian Equipment shall be delivered as soon as practicable after the end of the Transition Period, at Seller's expense and risk of loss until delivery, to one of Buyer's facilities in accordance with the terms of the Transition Services Agreement.

               (b) At the Closing, Seller shall assign and Buyer shall assume, and agree subject to the limitations contained herein, to perform, pay or discharge only the Included Liabilities.

               (c) Except as expressly provided herein, Buyer shall not assume, agree to perform, pay or discharge, indemnify the Seller against, or otherwise have any responsibility for any other liabilities or obligations of Seller, fixed or contingent, known or unknown, matured or unmatured, liquidated or unliquidated, secured or unsecured, and whether arising prior to, on or after the Closing.

          2.2  Purchase Price.  In consideration for the Included
Assets, Buyer shall pay Seller the Purchase Price, which shall consist of, and be payable, as follows:

               (a) At the Closing, the total amount of $1,314,892 (which represents $786,652 with respect to the Included Equipment (other than Malaysian Equipment), and $28,840 with respect to the Prepaid Assets at the Closing Date, and $500,000 with respect to the name "LH Research").

               (b) An aggregate $256,184 for the Malaysian Equipment, upon delivery thereof in accordance with the terms of the Transition Services Agreement.

          2.3 Nonassignable Contracts and Authorizations. To the extent that the assignment of any Assumed Contract or Authorization to be assigned to Buyer pursuant to this Agreement shall require the consent of any other party, this Agreement shall not constitute a contract to assign the same if an attempted assignment would constitute a breach thereof. Seller shall use all reasonable efforts, and Buyer shall cooperate where appropriate, to obtain any consent necessary to any such assignment where such consent is requested by the Buyer. If any such consent is not obtained, Seller shall cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefit, monetary or otherwise, of any such Assumed Contract or Authorization including enforcement of any and all rights of Seller against the other party thereto arising out of a breach or cancellation thereof by such other party or otherwise.


ARTICLE III  CLOSING

          3.1 The Closing. Subject to the provisions of Section 3.5, the Closing shall take place on the second business day after all conditions hereto have been satisfied or waived or such other date as the parties may agree (the "Closing Date"), at the offices of Buyer's counsel, Proskauer Rose Goetz & Mendelsohn LLP, 1585 Broadway, New York, New York.

          3.2 Obligations of Seller. At the Closing (or prior thereto, as indicated below), Seller shall deliver to Buyer the following:

               (a) A duly executed bill of sale, in form and substance satisfactory to Buyer, covering the Included Assets other than Malaysian Equipment.

               (b) A duly executed assignment, in form and substance satisfactory to Buyer, of the Assumed Contracts.

               (c) Such other instruments of assignment and conveyance as may be required by Buyer to fully and effectively transfer the Included Assets to Buyer, including without limitation the Lease Documentation and an assignment of the United States trademark application for the mark "LH Research".

               (d)  The Transition Services Agreement.

               (e)  The Escrow Agreement.

               (f) A Backlog List as of a time no later than the close of business on the date which is two days prior to the Closing Date.

               (g) All other documents, instruments and writings required to be delivered by Seller at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.

          3.3 Obligations of Buyer. At the Closing, Buyer shall deliver to Seller the following:

               (a) The amount set forth in Section 2.2(a) by wire transfer in immediately available funds.

               (b) A duly executed instrument of assumption pursuant to which Buyer assumes the Included Liabilities.

               (c)  Assumption documents relating to the Leased
Equipment.

               (d) The Transition Services Agreement and all funds required to be paid thereunder on the Closing Date.

               (e)  The Escrow Agreement.

               (f)  The Lease Documentation.

               (g) All other documents, instruments and writings required to be delivered by Buyer at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.

          3.4 Effectiveness. The consummation of the transactions contemplated by this Agreement shall be deemed to have occurred immediately after all, but not less than all, of the matters specified in this Article III shall have occurred or been waived in writing by the relevant party. All documents required to be delivered at the Closing shall be in form and substance reasonably satisfactory to Buyer and Seller.

          3.5  Conditions to Closing.

               (a) Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated hereby at the Closing shall be subject to the fulfillment or the waiver by it of each of the following conditions:

                    (1) Buyer shall have made all deliveries required under Section 3.3 hereof.

                    (2) Each of the representations and warranties made by Buyer in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as if made on the Closing Date, and Seller shall have received a certificate of an executive officer of Buyer as to the foregoing.

                    (3)  Buyer shall have performed all its
obligations under this Agreement to be performed by it on or prior to the Closing Date, and Seller shall have received a certificate of an executive officer of Buyer as to the foregoing.

                    (4) There shall be no injunction or court order pending which purports to prohibit or affect the transactions contemplated hereby.

               (b) Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions contemplated hereby at the Closing shall be subject to the fulfillment or the waiver by it of each of the following conditions:

                    (1)  Seller shall have made all deliveries
required under Section 3.2 hereof.

                    (2) All corporate proceedings of Seller related to this Agreement and the transactions contemplated hereby shall be in form and substance satisfactory to Buyer.

                    (3) Consent of the other party to the assignment and assumption of the Assumed Contracts and Authorizations shall have been obtained, on terms acceptable to Buyer, and such consents shall be in full force and effect.

                    (4) Each of the representations and warranties made by Seller in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as if made on the date thereof, and Buyer shall have received a certificate of an executive officer of Seller as to the foregoing.

                    (5) Except as set forth on Schedule 4.6, Seller shall have conducted the Business only in the ordinary and usual course consistent with past practice from May 1, 1995 to the Closing Date. No material adverse change shall have occurred in the Included Assets, the Business or the prospects of the Business from May 1, 1995 to the Closing Date.

                    (6)  Seller shall have performed all of its
obligations under this Agreement to be performed by it on or prior to the Closing Date, and Buyer shall have received a certificate of an executive officer of Seller as to the foregoing.

                    (7) There shall be no injunction or court order pending which purports to prohibit or affect the transactions contemplated hereby.

                    (8) Sunmark shall have released all of the liens in favor of Sunmark described in Section 4.8.

          3.6 Malaysian Equipment. On March 31, 1996, Seller shall duly execute and deliver to Buyer a bill of sale, in form and substance satisfactory to Buyer, covering the Malaysian Equipment. Buyer shall pay for the Malaysian Equipment as provided in Section 2.2(b).

          3.7 Inventory. Buyer's purchase of Inventory shall be governed by the Transition Services Agreement.


ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller hereby represents and warrants to Buyer as follows:

          4.1 Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation with full corporate power and authority to own, lease and operate its properties and assets and to conduct its business as it is now being conducted. Seller is duly licensed or qualified to transact business and is in good standing as a foreign corporation in each jurisdiction in which, because of the business conducted there or the nature of its properties located there, it would be required to be so licensed or qualified, all of which are listed on Schedule 4.1 hereto. Seller makes no representations or warranties hereunder as to its authority to conduct business in Malaysia.

          4.2 Authority. Seller has all requisite power and authority to execute and deliver this Agreement and all documents, certificates, agreements, instruments and writings related hereto ("Closing Documents") to which it is a party and to perform, carry out and consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Closing Documents have been duly authorized by all necessary corporate action on the part of Seller. This Agreement does, and when executed by Seller, the other Closing Documents shall, constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

          4.3 No Breach. Except as set forth on Schedule 4.3 hereto, neither the execution and delivery of this Agreement or the other Closing Documents by Seller nor the consummation of the transactions contemplated hereby or thereby will: (a) violate any provision of the Certificate of Incorporation or By-Laws of Seller; (b) conflict with, result in a breach of or constitute a default (or an event which, with or without notice, lapse of time or both, would constitute a default) under any Assumed Contract or any other agreement or other instrument to which Seller is a party or by which Seller or any of its properties or assets (including without limitation the Included Assets) is subject or bound; (c) result in the creation of, or give any party the right to create, any Encumbrance upon assets or properties of Seller (including without limitation the Included Assets); (d) conflict with, violate, result in a breach of or constitute a default under any judgment, decree, order, or process of any court or governmental authority; (e) conflict with or violate any statute, law or regulation applicable to the business or Seller; or
(e) require Seller to obtain any authorization, consent, approval or waiver from, or to make any filing with, any person or governmental or regulatory authority.

          4.4 Financial Statements; Sales Information; Undisclosed Liabilities. (a) Prior to the date hereof, Seller has delivered to Buyer the Financial Statements attached hereto as Schedule 4.4A. The Financial Statements have been prepared from, and are in accordance with, the books and records of Seller and the Financial Statements present fairly the financial position of Seller as of the dates thereof and their results of operations and cash flows for the periods then ended in accordance with United States generally accepted accounting principles applied on a consistent basis except as set forth on Schedule 4.4B.

               (b) Prior to the date hereof, Seller has provided Buyer with detailed sales information, by customer, for the past three fiscal years and for the period from the end of its last fiscal year through December 31, 1995. Such information has been prepared from the books and records of Seller and is true, complete and accurate in all material respects.

               (c) The books and records of Seller relating to the Business are accurate and complete in all material respects and have been maintained in accordance with good business practices.

               (d) Seller has no material liabilities or obligations of any nature, absolute or contingent, liquidated or unliquidated, accrued or otherwise, which are (i) not reflected in the Financial Statements or the schedules hereto or (ii) which arise under this Agreement and the Transition Services Agreement. No representation is made with regard to Seller's operations in Malaysia.

          4.5 Taxes. Except as set forth on Schedule 4.5, Seller has duly, timely and properly filed when due, all federal, state, local, foreign and other Tax Returns required to be filed by them with respect to the sales, income, business or operations of Seller and such Tax Returns are true, complete and accurate. Seller has duly paid all Taxes due as shown on such Tax Returns. True, complete and correct copies of all of such Tax Returns for the past three fiscal years have been previously provided to Buyer. All amounts required to be withheld by Seller from customers with respect to the sale of goods, or from or on behalf of employees for income, social security and unemployment insurance taxes have been collected or withheld and either paid to the appropriate governmental agency or set aside and, to the extent required by law, held in accounts for such purpose. Except as set forth in Schedule 4.5, there are no pending or threatened actions or proceedings by any applicable taxing authority for the assessment, collection, adjustment or deficiency of Taxes against Seller with respect to the sales, income, business or operations of Seller. Seller is not a "United States real property holding corporation" as defined in Section 897(c)(2) of the Code.

          4.6 Absence of Certain Changes or Events. Except as set forth on Schedule 4.6 hereto, and except as to Seller's operations in Malaysia and Singapore (as to which no representations are made under this Section 4.6), since May 1, 1995:

               (a) The Business has been conducted only in the ordinary and usual course consistent with past practice.

               (b) Seller has not suffered any material adverse change in its condition (financial or otherwise), operations or assets.

               (c) Seller (i) has not sold or transferred any assets other than Inventory sold in the ordinary course; (ii) has not accelerated performance of any contracts and have continued servicing all its contracts in the ordinary course of business; (iii) has not disposed of or abandoned or permitted to lapse, any rights to the use of any Intellectual Property; and (iv) has not agreed, whether in writing or otherwise, to take any action described in this Section 4.6(c).

          4.7  Related Party Transactions.  Except as set forth on
Schedule 4.7 hereto and except for loans to Seller or investments in Seller by Sunmark or Sunmark's Affiliates (none of which will be Included Liabilities), there are (and since May 1, 1992 there have been) no contracts, leases, loans, commitments, arrangements or other understandings, whether written or oral, between Seller and any stockholder, director or officer of Seller or any Affiliate of the Seller or Sunmark (each, a "Related Party") whereby any Related Party provides or supplies any goods, equipment or services to or for the benefit of Seller or purchases any goods or services from Seller and that will, or the absence of which will, adversely affect the Business in any material respect after the Closing.

          4.8  Assets.  (a)  Subject only to the liens set forth on
Schedule 4.8A, all of which will be released at or prior to the Closing, Seller has good and freely transferable title to each of the Included Assets, free and clear of all Encumbrances, and has the complete and unrestricted power and right to sell the Included Assets to Buyer in accordance with the terms hereof, and is transferring to Buyer good and freely transferable title to all of the Included Assets, free and clear of all Encumbrances.

               (b) Except as set forth on Schedule 4.8B or Schedule 4.8C, each piece of Included Equipment located at the Costa Mesa Facility and each piece of Malaysian Equipment that has been used in the manufacture or sale of power supplies or which was otherwise material to the operation of the Business within 90 days prior to the date hereof is, and when delivered will be, in reasonable order and working condition, ordinary wear and tear excepted (with due regard to the age thereof), and no condition exists or will when such equipment is delivered exist which interferes with the use thereof in the manner used by Seller in the Business prior to the date hereof. Seller has maintained such Included Equipment in accordance with reasonable business practices. The Included Assets constitute all of the properties and assets necessary to operate the Business as it has been operated historically and immediately prior to the date hereof, except for Inventory (as defined in the Transition Services Agreement), except as set forth on Schedule 4.8D.

               (c) All Prepaid Assets acquired by Buyer (all of which are set forth on Schedule 4.8E) will be bona fide prepayments made in the ordinary course of business and Buyer will be able to obtain the full benefit thereof in the ordinary course of the Business after the Closing.

               (d) Except as set forth on Schedule 4.8F, Seller neither owns any capital stock or other equity interests in any other entity nor is a party to any partnership or joint venture agreement.

          4.9 Intellectual Property. Schedule 4.9 hereto lists (a) all registered Intellectual Property which is owned or licensed by Seller and used in the Business and (b) all licenses of Intellectual Property to or from Seller with respect to the Business. All annuities due with respect to the patents listed on Schedule 4.9 have been paid. Seller had a registered United States trademark for the name "LH Research" from January 22, 1986 to March 9, 1993, and has used the mark "LH Research" continually in commerce at all times since January 22, 1986. Seller has not affirmatively abandoned the trademark "LH Research". No currently outstanding claims have been asserted either in writing or, to the knowledge of Seller, orally to Seller, by any person challenging the validity of or alleging infringement by, or misuse of, any Intellectual Property used by Seller or the name "LH Research", or challenging or questioning the validity or enforceability of any license or agreement referred to on
Schedule 4.9, and no such claims have been asserted during the last five years, and there is no valid basis for any such claim. Except as set forth on Schedule 4.9, Seller has not, nor, to the knowledge of Seller, has it been alleged to have, infringed upon or violated any Intellectual Property right or misappropriated or misused any invention, trade secret or other proprietary information entitled to legal protection. Seller has not asserted any currently outstanding claim of infringement, misappropriation or misuse of any Intellectual Property or the name "LH Research" and knows of no basis for such a claim, nor has Seller asserted any such claims during the last five years. Seller is not subject to any lien, judgment, order or decree which may adversely effect its ability to own and use the Intellectual Property shown on Schedule 4.9 or the name "LH Research". Except as set forth on Schedule 4.9, none of the Intellectual Property or the name "LH Research" is subject to any license from any third party to Seller or any Affiliate.

          4.10 Contracts and Commitments.

               (a) The Assumed Contracts are all of the written agreements, contracts and commitments of Seller, which either individually or in conjunction with other agreements, contracts or commitments with the same party and in connection with the same matter, are material to the Business. To the knowledge of Seller, there are no oral agreements, contracts or commitments of Seller which either individually or in conjunction with any oral or written agreements, contracts or commitments with the same party and in connection with the same matter, are material to the Business.

               (b) Seller is not in breach or default, nor is there any basis for any valid claim of breach or default by Seller, under any Assumed Contract. To the knowledge of Seller, none of the other parties to the Assumed Contracts are in breach or default thereof. Except as set forth on Schedule 4.10, all Assumed Contracts are valid and in full force and effect, and consummation of the transactions contemplated by this Agreement will not cause any Assumed Contract to cease to be valid and in full force and effect. Accurate and complete copies of all Assumed Contracts, including all amendments thereto, have been heretofore delivered to Buyer.

               (c) Except as set forth on Schedule 4.10, Seller is not restricted by any agreement or other commitment from carrying on its business as currently conducted anywhere in the world, except for this Agreement.

               (d) Except as set forth on Schedule 4.10, Seller is not a party to any employment agreements or any other agreements, arrangements or understandings relating to the employment, retainer or compensation of any Transferred Employee, whether written or oral, and each of the Transferred Employees is an employee-at-will.

               (e) Seller has no (i) debt obligations, (ii) outstanding loans to any person, (iii) powers of attorney outstanding or (iv) obligations as a guarantor, surety or otherwise in respect of the obligation of any other person, which constitute Included
Liabilities or which will be binding on the Business after the Closing.

          4.11 Backlog. Seller has previously delivered to Buyer a materially complete and accurate Backlog List as of the close of business on the day prior to the date hereof, which the parties have initialled. The Backlog List to be delivered at the Closing shall be complete and accurate as of its date . Seller's backlog of orders for the products of the Business, as set forth on such Backlog List and on the updated Backlog List to be delivered at the Closing, is and shall be at a level consistent with its historical experience over the past two fiscal years and is and shall be comprised of bona fide orders from existing customers. Except as set forth on Schedule 4.11, Seller has no reason to believe any such orders will be subject to cancellation, deferral or renegotiation except to an extent consistent with historical experience over the past two fiscal years.

          4.12 Customers and Suppliers.

               (a) Schedule 4.12A hereto sets forth a list of sales to each of Seller's customers during its last three fiscal years and for the period from the end of the last fiscal year through December 31, 1995 showing the approximate total sales in dollars and product description of sales by Seller to each such customer during each such period. Such lists have been compiled from Seller's books and records, and to Seller's best knowledge are true and complete. Seller shall at the Closing furnish Buyer with a complete and correct list of all of Seller's customers during its last two fiscal years and for the period from the end of the last fiscal year through the Closing Date, including the addresses, phone numbers and names of contact persons at such customers.

               (b) Schedule 4.12B hereto sets forth a list of Seller's current suppliers showing the approximate total purchases in dollars and product description of purchases by Seller from each supplier from the end of the last fiscal year through December 31, 1995.

               (c) Except as set forth on Schedule 4.12C, there has not been any adverse change and there are no facts known to Seller which may reasonably be expected to indicate that any adverse change may occur in the business relationship of Seller with any customer or supplier named on Schedule 4.12A or Schedule 4.12B.

               (d) A complete and accurate list of all of Seller's sales representatives and agents since May 1, 1995 is set forth as
Schedule 4.12D, which includes addresses, phone numbers and names of contact persons. Except as set forth on Schedule 4.12D, Seller is engaged in no disputes with any of such sales representatives or agents. Except as set forth on Schedule 4.12D, each such sales representative or agent has remitted to Seller all amounts collected from customers and owed to Seller. After the Closing, Buyer will have no obligation to utilize the services of Worldwide Agent Network in connection with the Business and no obligation to pay such entity any sums for any reason.

          4.13 Litigation, Etc. Except as set forth on Schedule 4.13 hereto:

               (a) There has not been in the twelve months prior to the date hereof, nor is there currently, any claim, action, suit, inquiry, proceeding or, to the best of Seller's knowledge, investigation of any kind or nature whatsoever (including, but not limited to, products liability issues), by or before any domestic or foreign court or governmental or other regulatory or administrative agency, commission or tribunal pending or, to the best of Seller's knowledge, threatened against or involving Seller, or any of its assets or the Business, or which questions or challenges the validity of this Agreement or any action taken or to be taken by Seller pursuant to this Agreement or in connection with the transactions contemplated hereby. There is no valid basis for any such claim, action, suit, inquiry, proceeding or investigation.

               (b) Seller is not subject to any judgment, order or decree.

          4.14 Compliance with Law; Necessary Authorizations.

               (a) Except as listed or described on Schedule 4.14A hereto, and except as to Seller's operations in Malaysia (as to which no representations or warranties are made hereunder), Seller is and has been conducting the Business, marketing its products and owning, and operating all of the Included Assets, in compliance with all applicable laws, rules, regulations, orders, building and other codes, zoning and other ordinances, Authorizations, judgments and decrees of all federal, state, local, foreign or other governmental authorities. Seller has not received any written or oral notification of any present failure so to comply.

               (b) Schedule 4.14B lists or describes the Authoriza-tions. Except as set forth in that Schedule, all Authorizations are in full force and effect. Seller is in compliance with all Authorizations and, to the best knowledge of Seller, there is no reasonable basis for the revocation or suspension of any thereof. Except as set forth on Schedule 4.14B, and except as to Seller's operations in Malaysia (as to which no representations or warranties are made hereunder), the Authorizations constitute all the permits, licenses, approvals, qualifications or the like issued by any regulatory authorities (federal, state or local, domestic or foreign) required for Seller's ownership of the Included Assets and the operation of the Business. No Authorizations are transferable.

          4.15 Consents and Approvals of Governmental Authorities. Except as set forth on Schedule 4.15, no consent, approval or authorization of, or declaration, filing or registration with, or the giving of notice to, any domestic or foreign governmental or regulatory authority is required in connection with the execution, delivery and performance by Seller of this Agreement or the consummation by Seller of the transactions contemplated hereby.

          4.16 Employee Benefit Plans. Except as to Seller's operations in Singapore and Malaysia, as to which no representations are made under this Section 4.16:

               (a) Schedule 4.16 contains a true and complete list of all "employee benefit plans," within the meaning of Section 3(3) of ERISA, and any other bonus, profit sharing, compensation, pension, severance, deferred compensation, fringe benefit, insurance, welfare, medical, post-retirement health or welfare benefit, health, life, stock option, stock purchase, tuition refund, service award, company car, scholarship, relocation, disability, accident, sick pay, vacation, termination, individual employment, executive compensation, incentive, bonus, commission, payroll practices, retention or other plan, agreement, policy, trust fund or arrangement, (whether written or oral) maintained, sponsored or contributed to by Seller or any entity that would be deemed a "single employer" with Seller under
Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA (an "ERISA Affiliate") on behalf of any employee of Seller (whether current, former or retired) or their beneficiaries or with respect to which Seller or any ERISA Affiliate has or has had any obligation on behalf of any such employee or beneficiary (each, a "Plan"). With respect to each Plan, true and complete copies of (i) the documents embodying and relating to each Plan, including, without limitation, the Plan document(s), all amendments, investment management agreements, insurance contracts, collective bargaining agreements, summary plan descriptions with each summary of material modification and employee handbook(s), (ii) written descriptions of each oral Plan, (iii) annual reports for the last three years, (iv) actuarial valuation reports and financial statements for the last three years, and (v) each material communi-cation received by Seller or any ERISA Affiliate from the Internal Revenue Service ("IRS"), U.S. Department of Labor ("DOL") or any other governmental authority including, without limitation, the most recent determination letter received from the IRS, have been delivered to Buyer.

               (b) None of the ERISA Affiliates, Seller or any of their respective predecessors has ever contributed to or contribute to, participated or participate in or has ever been obligated to contribute to, (i) any "multiemployer plan" (within the meaning of Section 4001(a)(3) of ERISA or Section 414(f)of the Code), (ii) any single employer pension plan (within the meaning of Section 4001(a)
(15) of ERISA) which is subject to Sections 4063 and 4064 of ERISA, or
(iii) any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Section 412 of the Code or Section 302 of ERISA.

               (c) Seller is not liable for and will not be liable for any liability of any ERISA Affiliate (including predecessors) with regard to any "employee benefit plan" (within the meaning of Section 3(3) of ERISA) including, without limitation, withdrawal liability, liabilities to the PBGC (other than for required premium payments) or liabilities under Section 412 of the Code or Section 302(a)(2) of ERISA. Seller, each ERISA Affiliate, each Plan and each "plan sponsor" (within the meaning of Section 3(16) of ERISA) of each "welfare benefit plan" (within the meaning of Section 3(1) of ERISA has complied in all respects with the requirements of Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA.

               (d)  To the knowledge of Seller, except as set forth on
Schedule 4.16, with respect to each of the Plans on Schedule 4.16:

                    (i) each Plan intended to qualify under Section 401(a) of the Code has received a determination letter from the IRS to the effect that the Plan is qualified under Section 401 of the Code and any trust maintained pursuant thereto is exempt from federal income taxation under Section 501 of the Code and nothing has occurred that caused or could cause the loss of such qualification or exemption or the imposition of any penalty or tax liability;

                    (ii) all payments required by any Plan, any collective bargaining agreement or by law (including all contributions, insurance premiums or intercompany charges) with respect to all periods through the Closing Date shall have been made prior to the Closing (on a pro rata basis where such payments are otherwise discretionary at year end) or provided for by Seller by full accruals as if all targets required by such Plan had been or will be met at maximum levels) on its financial statements;

                    (iii) there are no violations of or failures to comply with ERISA with respect to the filing of applicable reports, documents and notices regarding the Plan with the Secretary of Labor, Secretary of the Treasury, the PBGC or other governmental authority, or furnishing such documents to participants or beneficiaries, as the case may be;

                    (iv) no claim, lawsuit, arbitration or other action has been threatened, asserted, instituted or anticipated against the Plans, any trustee or fiduciaries thereof, Seller or any ERISA Affiliate, any director, officer or employee thereof, or any of the assets of any trust or the Plans;

                    (v) all amendments required to bring the Plans into conformity with applicable law, including, without limitation, ERISA and the Code, have been duly adopted;

                    (vi) each Plan complies and has been maintained and operated in accordance with its terms and the terms and the provisions of applicable law, including, without limitation, ERISA and the Code;

                    (vii) no "prohibited transaction," within the meaning of Section 4975 of the Code and Section 406 of ERISA, has occurred or is expected to occur with respect to any Plan which has subjected or could subject Seller, any officer, director or employee thereof or any trustee, administrator or other fiduciary, to a tax or penalty on prohibited transactions imposed by either Section 502 of ERISA or Section 4975 of the Code, or any other liability with respect thereto;

                    (viii) no Plan is under audit or investigation by the IRS or the DOL or any other governmental authority and no such completed audit, if any, has resulted in the imposition of any tax or penalty;

                    (ix) each Plan intended to meet requirements for tax-favored treatment under Sections 79, 106, 117, 125, 129 or 132 of the Code satisfies the applicable requirements under the Code;

                    (x) with respect to each Plan that is funded mostly or partially through an insurance policy, neither Seller nor any ERISA Affiliate has any liability in the nature of retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring on or before the Closing Date; and

                    (xi) no Plan is maintained in connection with any trust described in Section 501(c)(9) of the Code.

               (e) The consummation of the transactions contemplated by this Agreement will not give rise to any liability, including, without limitation, liability for severance pay, unemployment compensation, termination pay or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any current, former, or retired employee or their beneficiaries solely by reason of such transactions. No amounts payable under any Plan will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

               (f) Neither Seller nor any ERISA Affiliate maintains, contributes to, or in any way provides for any benefits of any kind whatsoever (other than under Section 4980B of the Code, the Federal Social Security Act or a plan qualified under Section 401(a) of the
Code) to any current or future retiree or terminee.

               (g) Seller has no commitment, whether formal or informal, to create any additional plan or arrangement or modify any Plan.

          4.17 Labor Matters.  Except to the extent set forth in
Schedule 4.17:

               (a) there is no labor strike, or dispute, grievance, arbitration proceeding, slowdown or stoppage, or charge of unfair labor practice actually pending, threatened against or affecting
Seller;

               (b) Seller has not, during the twelve (12) month period prior to the date hereof, experienced any work stoppage or other labor dispute including, without limitation, the filing of an unfair labor practice complaint against it;

               (c)  there are no charges or complaints of
discrimination pending before the Equal Employment Opportunity
Commission or any state or local agency with respect to Seller;

               (d) no union or collective bargaining agreement which is binding on Seller restricts it from relocating or closing any of its operations; and

               (e) no unions or other collective bargaining units have been certified or recognized by Seller as representing any of its employees and there are no existing union organizing efforts or representation questions with respect to any of the employees of Seller.

          4.18 Environmental Matters.  Except as set forth in Schedule
4.18: (a) all of the current and past operations of the Business and the Included Assets at or from the Costa Mesa Facility or any other real property (other than the real property in Malaysia)
(collectively, the "Real Property") comply and have complied with all applicable Environmental Laws; (b) neither Seller, nor, to the knowledge of Seller, any other person or entity, has engaged in, authorized, allowed or suffered any operations or activities upon any of the Real Property for the purpose of or in any way involving the handling, manufacture, treatment, processing, storage, use, generation, release, discharge, emission, dumping or disposal of any Hazardous Substances at, on or under the Real Property, except in compliance with all applicable Environmental Laws; (c) the Real Property does not contain any Hazardous Substances in, on, over, under or at it in concentrations which would violate Environmental Laws or impose liability or obligations on the present or former owner or operator of the Real Property under the Environmental Laws for any investigation, corrective action, remediation or monitoring of Hazardous Substances in, on, over, under or at the Real Property; (d) none of the Real
Property is listed or proposed for listing on the National Priorities
List pursuant to the Comprehensive Environmental Response,
Compensation and Liability Act (CERCLA), 42 U.S.C. subsection 9601 et seq., or any similar inventory of sites requiring investigation or remediation maintained by any state; (e) Seller has not received any notice, whether oral or written, from any governmental entity or third party of any actual or threatened Environmental Liabilities with respect to the Real Property, the Included Assets, or the conduct of the Business; (f) there are no conditions existing at any Real Property that require, or which with the giving of notice or the passage of time or both may require remedial or corrective action, removal or closure pursuant to the Environmental Laws; (g) Seller has all the permits, authorizations and approvals necessary for the conduct of the Business and for the operations on, in or at the Real Property that constitutes the Included Assets which are required under applicable Environmental Laws and is in full compliance with the terms and conditions of all such permits, authorizations and approvals, and the Company is capable of continued operation in compliance with Environmental Laws; and (h) Seller is not aware of any liabilities arising under the Environmental Laws related to the conduct of the Business or the Included Assets to which Seller may have succeeded contractually, statutorily, by common law or by operation of law.

          4.19 Insurance. The Included Assets are presently insured against casualty for no less than the greater of the replacement value or book value of such assets, and Seller presently maintains liability (including, without limitation, products liability) insurance coverage with respect to the Business with a per occurrence limit of no less than $1,000,000 and with an aggregate limit of no less than $2,000,000. Copies of all insurance policies related thereto have been previously delivered to Buyer. Seller knows of no reason why any of such insurance policies will be terminated, suspended, modified or amended, or not renewed on substantially identical terms (including premium costs), during the period prior to the Closing.

          4.20 Questionable Payments. To Seller's knowledge, none of Seller or any director, officer, agent, employee, or any other person acting on behalf of Seller has, directly or indirectly, used any corporate funds for unlawful contributions, gifts or entertainment, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; established or maintained any unlawful fund of corporate monies or other assets; given any favor or gift which is unlawful; received any bribe, or any unlawful rebate, payoff, influence payment, kickback or other payment of a comparable or similar nature; or made any bribe, kickback, or other payment of a similar or comparable nature, to any person or entity, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatment for business or for special concessions secured.

          4.21 Product Warranties. Except as set forth on Schedule 4.21, there is no express warranty, service or repair policy applicable to any product sold by Seller and there are no claims or suits pending or, to the best of Seller's knowledge, threatened concerning any products of Seller. Schedule 4.21 sets forth in reasonable detail an accurate and complete summary of all product warranty claims made by customers of Seller from January 1, 1994 to the date hereof. There have been no product recalls since January 1, 1991. Since January 1, 1994, product warranty claims made by customers to Seller have averaged approximately $16,667 per month.

          4.22 Finders. None of Seller, any of its Affiliates or any of their respective directors or officers has taken any action that, directly or indirectly, would obligate Buyer or any of its Affiliates to anyone acting as broker, finder, financial advisor or in any similar capacity in connection with this Agreement or any of the transactions contemplated hereby.

          4.23 Disclosure. No representation or warranty by Seller in this Agreement, or in any Schedules or Exhibits hereto, or in any written material furnished to Buyer by or at the direction of Seller or in any certificate delivered hereunder contains any untrue statement of material fact or omits to state a material fact necessary to make the statements contained therein not misleading, and there is no fact which materially and adversely affects the Business or any of the Included Assets which has not been set forth in this Agreement or in any Schedule hereto.


ARTICLE V  REPRESENTATIONS AND WARRANTIES OF BUYER

             Buyer hereby represents and warrants to Seller as follows:

             5.1 Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing in its jurisdiction of incorporation with full corporate power and authority to own, lease and operate its properties and assets and to conduct its business as it is now being conducted. Buyer is duly licensed and qualified to transact business and is in good standing in each jurisdiction in which, because of the business conducted there or the nature of its property located there, it would be required to be so licensed or qualified.

             5.2 Authority. Buyer has all requisite power and authority to execute and deliver this Agreement and the Closing Documents to which it is a party and to perform, carry out and consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other

Closing Documents have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement does, and when executed by Buyer, the other Closing Documents shall, constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.

             5.3 No Breach. Neither the execution and delivery of this Agreement by Buyer nor the consummation of the transactions contemplated herein will: (a) violate any provision of the Certificate of Incorporation or By-laws of Buyer; (b) conflict with, result in a breach of or constitute a default (or an event which, with or without notice, lapse of time or both, would constitute a default) under, or give any third party the right to terminate or modify, any agreement or other instrument to which Buyer is a party or by which Buyer or any of its assets is bound; (c) result in the creation of, or give any party the right to create, any Encumbrance upon the properties or assets of Buyer, except under the terms of Buyer's parent corporation's credit arrangements; (d) conflict with, violate, result in a breach of or constitute a default under any judgment, decree, order or process of any court or governmental authority;
(e) conflict with or violate any statute, law or regulation applicable to the business of Buyer; or (f) require Buyer to obtain any authorization, consent, approval or waiver from, or to make any filing with, any governmental or regulatory authority, other than such as have been obtained or made.

             5.4 Finders. None of Buyer, any of its Affiliates or any of their respective directors or officers, has taken any action that, directly or indirectly, would obligate Seller or any of its Affiliates to anyone acting as a broker, finder, financial advisor or in any similar capacity in connection with this Agreement or any of the transactions contemplated hereby.


ARTICLE VI  COVENANTS

             6.1 Certain Covenants of Seller. Seller hereby covenants that (unless Buyer otherwise gives its written approval in its sole discretion) Seller shall at its sole cost and expense take the actions set forth below:

                  (a) Prior to the Closing, Seller shall use its best efforts to operate the Business in the ordinary course of business as historically conducted, maintain the Included Assets in good operating condition and pay its debts and accounts payable in the ordinary course of business and on a timely basis, except that Sunmark shall not be obligated to advance any funds to Seller to do so after the date hereof. Prior to the Closing, Seller shall invoice customers only in the ordinary course of business after inventory is shipped.

                  (b) Prior to and after the Closing, Seller shall afford Buyer, its attorneys, accountants and representatives, reasonable access to the Business, the Included Assets, the books and records of Seller relating thereto and employees of Seller who are familiar with the Business and Included Assets, at all reasonable times upon reasonable notice and in such a manner that the Business is not disrupted, and shall provide to Buyer and its representatives such additional financial and operating data and other information as Buyer shall from time to time reasonably request. In addition, from and after the date hereof, Seller shall cause its employees, including members of Seller's "Tiger Team," to assist in training Buyer's employees to operate the Business. After the Closing, all documents (including information embodied in computer-readable media) that are retained by Seller and that are related to the Included Assets, the Included Liabilities or the operation of the Business prior to the Closing Date shall be open for inspection by representatives of Buyer at any time during regular business hours upon reasonable advance notice, and Buyer may make such copies thereof as it may reasonably request. Without limiting the generality of the foregoing, Seller shall not destroy or give up possession of any item referred to above without first offering to Buyer the opportunity, at Buyer's expense (but without any other payment), to obtain the same.

                  (c) Prior to and after the Closing, Seller shall use all reasonable efforts to preserve for Buyer the goodwill of the customers and suppliers of the Business, and others having business relations with Seller with respect to the Business and the Included Assets, and prior to and after the Closing shall do all things reasonably requested by Buyer for such purpose.

                  (d) Prior to the Closing, Seller shall promptly advise Buyer in writing of the commencement or threat against Seller of any suit, litigation or legal proceeding against either of them.

                  (e) Prior to the Closing, Seller shall cause all casualty and liability insurance coverage currently in effect with respect to the Included Assets or the Business to remain in effect and apply all insurance proceeds in respect of casualty to the Included Assets to the replacement or rebuilding of the Included Assets. After the Closing, Seller shall maintain casualty insurance at levels currently in effect on Malaysian Equipment, listing Buyer as sole loss payee, until such time as the Included Equipment is delivered to Buyer in accordance with the terms hereof.

                  (f) Prior to the Closing, Seller shall not, nor shall it give its permission to or authorize any officer, director, employee or representative to, solicit or enter into negotiations or discussions of any kind with any party, other than Buyer, for the purchase and sale of all or any portion of the Business, any of the Included Assets or any Inventory (as defined in the Transition
Services Agreement).

                  (g) Promptly after the Closing, Seller shall change its name to Capital Parade USA, Inc. and neither Seller nor any Affiliate of Seller shall thereafter conduct any operations anywhere in the world under a name or assumed name that contains the letters "LH" either together or as separate letters in proximity to each other, the phrase "LH Research" or a name confusingly similar to "LH Research".

             6.2 Obtaining Consents. Prior to the Closing, Seller shall permit Buyer to contact any or all of the contracting parties under the Assumed Contracts for the purpose of determining and verifying the precise terms and nature of their contract rights and Seller shall cooperate and lend assistance to Buyer in connection therewith. Prior to and after the Closing, Seller shall use all reasonable efforts to obtain all consents to the assignment to Buyer of all of the Assumed Contracts, in each case without any condition or qualification adverse to Buyer. Prior to and after the Closing, Buyer and Seller shall use all reasonable efforts to obtain all consents, approvals and waivers from, and give all notices to, and make all declarations, filings and registrations with, and governmental and regulatory agencies that are required to consummate the transactions contemplated hereby and to permit the continued operation of the Business after the Closing Date. Buyer and Seller shall coordinate and cooperate with one another and supply such assistance as may be reasonably requested by each in connection with the foregoing.

             6.3 Publicity. Prior to the Closing, none of Sunmark, Seller or Buyer shall issue or make, or cause to have issued or made, the publication or dissemination of any press release or other announcement to divulge the existence of this Agreement or with respect to the transactions contemplated hereby except after consultation with and prior approval of the other party hereto, which approval shall not be unreasonably withheld; provided, however, that nothing herein shall prevent any party from making such public announcement on filing with any governmental authority as that party may consider necessary in order to satisfy its legal or contractual obligations.

             6.4 Records. After the Closing, Seller shall take all actions reasonably requested by Buyer to transfer records relating to the Business to Buyer, which may include making duplicate copies of any records retained by Seller in the form of papers or computer media. Such records shall include, without limitation, updated customer records, bills of materials, computer aided design files, inventory purchasing and usage records, materials handling records, operations and manufacturing records, equipment maintenance records and technical information for the installation and operation of equipment.

             6.5 Employee Matters. (a) As of the Closing Date, Seller shall terminate all its employees located in California, and shall pay to them amounts representing all accrued benefits and severance pay and other obligations, including but not limited to accrued vacation and sick leave, termination pay and any other obligations of any kind or nature. Seller shall be solely responsible for all legal obligations to such employees arising out of their employment by Seller prior to the Closing Date or their termination.
                  (b) Buyer shall offer employment to the Transferred Employees on such terms as Buyer in its sole discretion deems appropriate. Any such offers shall be on terms which Buyer customarily hires new employees (e.g., without assumption of seniority). Seller knows of no reason why any such Transferred
Employee would not accept such an offer.

                  (c) Buyer shall not assume or be responsible in any way for the obligations, liabilities or responsibilities (whether arising prior to, on or after the Closing) (i) of any Plan, (ii) of any employee benefit plan or arrangement of any ERISA Affiliate which is not a Plan, (iii) of Seller or ERISA Affiliate or any officer, director or employee thereof or any fiduciary under, arising from, or with respect to any Plan or employee benefit plan, agreement, policy, trust fund or arrangement, (iv) of Seller or any ERISA Affiliate relating to compensation, accrued vacation pay, sick leave or other employee benefits, or otherwise with respect to employees (whether current, former or retired) or their beneficiaries or with respect to the employment or termination of any such employees by Seller or any ERISA Affiliate, (v) arising from statutory or legal obligations of Seller or any ERISA Affiliate, including without limitation the Worker Adjustment and Retraining Notification Act (to the extent applicable to the transactions contemplated hereby) or (vi) otherwise to any employee of Seller or any ERISA Affiliate of Seller. Buyer shall not be deemed to be a successor employer with respect to the employment of any employee of Seller or with respect to any of Seller's employee benefit plans.

                  (d) Buyer shall notify Seller if, within 60 days after the Closing Date, Buyer terminates any Transferred Employees who accept employment with Buyer.

             6.6 Receipt of Payments on Accounts Receivable. For 90 days after the Closing, Buyer shall use commercially reasonable efforts (which shall not include maintaining litigation or foreclosing on any security interests) to collect accounts receivable of Seller arising out of invoices sent by Seller prior to the Closing for goods delivered prior to the Closing. If Buyer receives any payments with respect thereto, Buyer shall hold such amounts in trust for Seller and promptly remit such amounts to Seller.

             6.7 Further Assurances. After the Closing, Buyer and Seller shall and shall cause their respective Affiliates to, at the request of the other without further cost or expense to the other, execute and deliver such other instruments of conveyance and transfer and assumption and take such other action as may be reasonably request so as to more effectively sell, assign and transfer to Buyer title to and possession of the Included Assets, to cause Buyer to assume the Included Liabilities, to consummate the transactions contemplated by this Agreement or to correct errors and defects.

             6.8 Warranty Claims. Seller shall bear the cost of honoring outstanding warranties and guaranties and other replacements, repairs and reruns, relating to products or services of the Seller shipped, sold or furnished by the Seller prior to the Closing Date, or of defective products in the Inventory located in Malaysia sold to Buyer by Seller on or after the Closing Date but prior to the end of the Transition Period (collectively, "Seller's Products") on the terms set forth below. A customer's rights under guaranties or warranties or to replacements, repairs or reruns shall be initially determined by Buyer's management in accordance with Seller's historic policies relating to such matters. If Buyer makes any repairs, accepts any returns or grants any allowances with respect to any of Seller's Products, Buyer shall do so as agent of Seller. Seller shall bear all reasonable costs thereof provided Buyer's management in good faith has determined to make such repairs, accept such returns or grant such allowances in a manner consistent with Seller's historic policies relating to such matters and at Seller's historic cost adjusted for any overhead or other charge by Buyer. Seller represents that it has historically charged customers for return freight costs, and accordingly Seller shall not be responsible for return freight costs. Seller shall not bear the costs of any repairs, returns or allowances which are granted for Seller's Products which (i) were not defective and otherwise met customer's specifications when delivered to the customer or (ii) in instances where the product conformed to the customer's product specifications but the customer's specifications were in error. Notwithstanding the foregoing, Buyer shall use reasonable efforts to consult with Seller prior to undertaking any repairs or accepting any returns with an allowance exceeding $10,000 in any case. Concurrent with the execution of this Agreement, Seller shall, pursuant to the Escrow Agreement, deposit $200,000 (the "Escrowed Funds") with the Escrow Agent which Escrowed Funds are to be held by the Escrow Agent for the benefit of Seller and Buyer and paid out and delivered in accordance with the following:

             (a)  A written notice signed by both Seller and Buyer;

             (b) A written notice signed by Buyer stating that Seller has consented to the delivery of Escrowed Funds or has not objected in writing specifying the reasons for objection within 10 days after being notified that Buyer would draw on the Escrowed Funds.

             (c) On August 22, 1997, any remaining balance of the Escrowed Funds to Seller, provided that in the event there is a pending claim of Buyer to all or any part of the Escrowed Funds, only the amount of the Escrowed Funds which exceeds the amount of Buyer's claim shall be paid to Seller; or

             (d) In the event Seller disputes any warranty claim hereunder, then such dispute shall be resolved by AAA arbitration as provided in Section 9.8 of this Agreement and Escrowed Funds shall be disbursed in accordance with the order of the arbitrator; provided, that:

                  (i) No matters shall be submitted to arbitration unless either (x) disputed items that have not been settled exceed $16,000 in the aggregate or (y) items of any amount are in dispute, at the time specified for release of Escrowed Funds pursuant to Section 6.8(c).

                  (ii) All disputed claims shall be determined in a single arbitration proceeding and such decision shall be nonappealable;

                  (iii)There shall be only a single arbitrator appointed by AAA;

                  (iv) Each party shall be entitled to interview the other party's employees and review such party's records pertaining to the claim and Seller's historic practices but there shall not be any formal discovery; and

                  (v) Each party shall bear its own costs in connection with the arbitration and there shall be no award of attorneys' fees by the arbitrator in the proceeding.

             (e) In the event the Escrowed Funds are not sufficient to cover all warranty claims, Seller shall thereafter directly promptly reimburse Buyer for claims in excess of the Escrowed Funds.

             6.9 Sales or Use Taxes. Buyer shall be responsible for all sales or use taxes arising out of the transactions contemplated hereby.

             6.10 Application for Trademark. Within five (5) business days of the date hereof, Seller shall file an application for the trademark "LH Research, Inc." in form and substances satisfactory to Buyer and shall assign such application to Buyer or an Affiliate of Buyer to be designated by Buyer.


ARTICLE VII  RESTRICTIVE COVENANTS

             7.1  Definitions.  The following terms when used in this
Article VII shall have the following meanings:

             "Competition" means the design, development, manufacture, sale or offering or promoting for sale of power supplies of any kind.

             "Directly or Indirectly" means as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity.

             "Restricted Territory" means the United States and its possessions and territories, Canada, Mexico, the countries of the European Economic Community, and East and Southeast Asia.

             7.2 Non-Competition. None of Seller, Sunmark nor any entity controlled by Sunmark for a period of three years after the date hereof, directly or indirectly, engage in any Competition in the Restricted Territory; provided, that Seller, Sunmark or an entity controlled by Sunmark may without violating this covenant own as a passive investment not in excess of 5% of the outstanding capital stock of a corporation which engages in Competition if such capital stock is a security which is actively traded on an established national securities exchange.

             7.3 Non-Solicitation of Employees. None of Seller, Sunmark or any entity controlled by Sunmark shall directly or indirectly, for itself or on behalf of any other Person, hire any employee of Buyer, including, without limitation, any employees of Seller that Buyer has hired in its sole discretion, or induce nor attempt to induce any such employee to leave his or her employment with Buyer at any time within five years from the date hereof, except as the parties may otherwise agree.

             7.4 Non-Solicitation or Interference with Customers and Suppliers. None of Seller, Sunmark or any entity controlled by Sunmark shall, directly or indirectly, for itself or on behalf of any other Person, solicit, divert, take away or attempt to take away any of Buyer's customers or suppliers or the business or patronage of any such customers or suppliers or in any way interfere with, disrupt or attempt to disrupt any then existing relationships between Buyer and any of its customers or suppliers or other Persons with whom it deals or contact or enter into any business transaction with any such customers or suppliers or other Persons for any purpose at any time within five years from the date hereof.

             7.5 Confidential Information. None of Seller, Sunmark of any entity controlled by Sunmark shall at any time use or disclose to any Person other than Buyer, any information, knowledge or data relating to the business of Seller being transferred to Buyer here-under (including without limitation information relating to accounts, financial dealings, transactions, trade secrets, intangibles, customer lists, pricing lists, catalogues, brochures, service manuals, processes, formulae, plans and proposals) of or formerly belonging to Seller or its affiliates whether or not marked or otherwise identified as confidential or secret. Seller has obtained a signed employee's invention assignment agreement from each employee currently employed in respect of the Business, in the form previously delivered to Buyer, and shall enforce such agreements for the benefit of Buyer.

             7.6 Acknowledgements. Seller and Sunmark acknowledge that, in view of the nature of the Business and the business objectives of Buyer in acquiring it, and the consideration paid to the Seller therefor, the restrictions contained in this Section are reasonably necessary to protect the legitimate business interests of Buyer and that any violation of such restrictions will result in irreparable injury to Buyer and the business Buyer has acquired hereunder for which damages will not be an adequate remedy. Seller and Sunmark therefore acknowledge that, if any such restrictions are violated, Buyer shall be entitled to preliminary and injunctive relief as well as to an equitable accounting of earnings, profits and other benefits arising from such violation.


ARTICLE VIII  INDEMNIFICATION

             8.1 Survival of Representations and Warranties. All representations and warranties contained in Articles IV and V shall survive the Closing and shall remain in full force and effect for a period of two years from the Closing Date; provided, however, that the representations and warranties contained in (i) Sections 4.5 and

4.16 shall remain in full force and effect until four months after the expiration of the applicable statute of limitations (after giving effect to all extensions) and, (ii) Sections 4.1, 4.2, 4.18, 4.22, 5.1, 5.2 and 5.4 shall remain in full force and effect indefinitely.

             8.2 Indemnification by Seller. Subject to Section 8.5, from and after the Closing, Seller shall indemnify and save Buyer and its Affiliates (including Sunmark) and their respective directors, officers, employees, agents and representatives (each, a "Buyer Claimant") harmless from and defend each of them from and against any and all demands, claims, actions, liabilities, losses, costs, damages or expenses whatsoever (including any reasonable attorneys' fees) (collectively, "Losses") asserted against, imposed upon or incurred by the Buyer Claimants resulting from or arising out of (a) any inaccuracy or breach of any representation or warranty of Seller contained herein or in any other document or agreement delivered in connection with the transactions contemplated hereby; (b) any breach of any covenant or obligation of Seller contained herein or in any other document or agreement delivered in connection with the transactions contemplated hereby; (c) Seller's ownership of its retained assets and operation of its business from and after the Closing Date; (d) any liability of Seller or the Business arising out of events occurring, products sold or activities of Seller prior to the Closing, except for Included Liabilities, whenever such liabilities may arise; (e) any obligation to Worldwide Agent Network, Inc.; (f) any personal injuries, death or property damage arising from products sold by Seller prior to the Closing Date or any Inventory sold by Seller to Buyer pursuant to the Transition Services Agreement;
(g) any Assumed Contract that should have been disclosed on
Schedule 4.10 but was omitted or as a result of any breach or default by Buyer under any Assumed Contract arising from such omission; (h) any of the obligations, liabilities or responsibilities referred to in Sections 6.5(a) and (c) of the Agreement and any other liabilities to Transferred Employees who accept employment with Buyer relating to periods on or prior to Closing or to other employees of Seller or any ERISA Affiliate of Seller relating to periods prior to or after Closing (other than Buyer's reimbursement obligations under Section 8 of the Transition Services Agreement); (i) any Taxes imposed on Buyer arising from Seller's operations prior to the Closing and any income Taxes arising from the transactions contemplated hereby; and (j) any liability or obligation of any nature, absolute or contingent, liquidated or unliquidated, accrued or otherwise, arising out of or related to the Business prior to Closing (whether asserted or known before or after Closing) or the assertion against a Buyer Claimant of a claim which, if valid, would constitute such a liability or obligation, other than an Included Liability.

             8.3 Indemnification by Buyer. Subject to Section 8.5, from and after the Closing, Buyer shall indemnify and save Sunmark, Seller and their Affiliates and their respective directors, officers, employees, agents and representatives (each, a "Seller Claimant") harmless from and defend each of them from and against any and all Losses asserted against, imposed upon or incurred by the Seller
Claimants resulting from or arising out of (a) any inaccuracy or breach of any representation or warranty of Buyer contained herein;

(b) any breach of any covenant or obligation of Buyer contained herein; and (c) any Included Liability or the assertion against a Seller Claimant of a claim which, if valid, would constitute an Included Liability.

             8.4  Indemnification Procedures.

                  (a) The rights and obligations of each party claiming a right to indemnification hereunder ("Indemnitee") from the other party ("Indemnitor") shall be governed by the following rules:

                       (i) The Indemnitee shall give prompt written notice to the Indemnitor of any state of facts which Indemnitee determines will give rise to a claim by the Indemnitee against the Indemnitor based on the indemnity agreements contained herein, stating the nature and basis of said claims and the amount thereof, to the extent known. No failure to give such notice shall affect the indemnification obligations of Indemnitor hereunder except to the extent Indemnitor can demonstrate such failure materially prejudiced such Indemnitor's ability to successfully defend the matter giving rise to the indemnification claim. The Indemnitor shall have no obligation to indemnify the Indemnitee for claims arising from the inaccuracy or breach of any representation or warranty unless such notice is given within the survival period set forth in Section 8.1, but if such notice is timely given the claim shall continue to be indemnifiable hereunder notwithstanding the expiration of the relevant representation or warranty has expired.

                       (ii) In the event any action, suit or proceeding is brought against the Indemnitee, with respect to which the Indemnitor may have liability under the Indemnity agreements contained herein, then upon the written acknowledgment by the Indemnitor within thirty days of the bringing of such action, suit or proceeding that it is undertaking and will prosecute the defense of the claim under such indemnity agreements and confirming that the claim is one with respect to which the Indemnitor is obligated to indemnify and that it will be able to pay the full amount of potential liability in connection with any such claim, the action, suit or proceeding (including all proceedings on appeal or for review which counsel for the Indemnitee shall deem appropriate) may be defended by the Indemnitor. The Indemnitee shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the Indemnitee's own expense unless (a) the employment of such counsel and the payment of such fees and expenses both shall have been specifically authorized by the Indemnitor in connection with the defense of such action, suit or proceeding, or (b) the Indemnitee shall have reasonably concluded and specifically notified the Indemnitor that there may be specific defenses available to it which are different from or additional to those available to the Indemnitor, or that such action, suit or proceeding involves or could have an effect upon matters beyond the scope of the indemnity agreements contained herein. However, in the event the Indemnitor shall not offer reasonable assurances as to its financial capacity to satisfy any final judgment or settlement, the Indemnitee may assume the defense and dispose of the claim, after thirty (30) days prior written notice to the Indemnitor.

                       (iii) In addition, in any event specified in clause (b) of the second sentence of subparagraph (ii) above, the Indemnitor, to the extent made necessary by such different or additional defenses, shall not have the right to direct the defense of such action, suit or proceeding on behalf of the Indemnitee. If Indemnitor and Indemnitee cannot agree on a mechanism to separate the defense of matters extending beyond the scope of indemnification, such matters shall be defended on the basis of joint consultation.

                       (iv) The Indemnitee shall be kept fully informed by the Indemnitor of such action, suit or proceeding at all stages thereof, whether or not it is represented by counsel. The Indemnitor shall, at the Indemnitor's expense, make available to the Indemnitee and its attorneys and accountants all books and records of the Indemnitor relating to such proceedings or litigation, and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

                  (b) The Indemnitor shall make no settlement without Indemnitee's consent of any claims which Indemnitor has undertaken to defend, unless (i) the Indemnitor fully indemnifies the Indemnitee for all Losses, (ii) the Indemnitee receives an unconditional release with respect to the facts underlying the claim, (iii) there is no finding or admission of violation of law by, or effect on any other claims that may be made against, the Indemnitee and (iv) the relief granted in connection therewith requires no action or inaction on the part of and has no effect on the Indemnitee.

                  (c)  In the event any claim of a right to
indemnification is made by a Buyer Claimant hereunder, such party may, at its sole option, satisfy all or a portion of its Losses by way of setoff against any payments due Seller hereunder. Such right to setoff is without prejudice to Seller's right to challenge its liability hereunder. This Section in no way constitutes a limitation on rights hereunder and each Buyer may seek full indemnification for all damages suffered and may pursue all rights and remedies available to it, at law or in equity, against any party hereto, jointly with other parties hereto or severally, without seeking recourse against any other party and without exercising any right of offset.

             8.5 Limits on Indemnification. Except with respect to warranty claims under Section 6.9 (which shall be without limitation hereunder), no Indemnitor shall be required to indemnify an Indemnitee hereunder unless the aggregate, cumulative sum of all amounts for which indemnity would otherwise be due to any and all Buyer Claimants (in the case of indemnification by Seller) or Seller Claimants (in the case of indemnification by Buyer), as the case may be, exceeds the sum of $30,000, in which case the Indemnitor shall be responsible for the entire amount due up to an aggregate maximum of $2,000,000.

ARTICLE IX  MISCELLANEOUS

             9.1 Termination. Either party may terminate this Agreement at any time upon written notice to the other if the Closing has not occurred on or prior to the close of business on February 29, 1996.

             9.2 Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except that Seller shall pay all sales, transfer and other similar taxes, levies and charges that may be imposed, levied or assessed in connection with the consummation of the transactions contemplated hereby.

             9.3 Amendment. This Agreement may not be modified, amended, altered or supplemented except by a written agreement executed by the parties hereto.

             9.4 Entire Agreement. This Agreement, including the Schedules and Exhibits hereto, the instruments and other documents delivered pursuant to this Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes all prior agreements and understandings of any kind between the parties respecting such subject matter.

             9.5 Waivers. Waiver by any party of any breach of or failure to comply with any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement. No waiver of any such breach or failure or of any term or condition of this Agreement shall be effective unless in a written notice signed by the waiving party and delivered, in the manner required for notices generally, to each affected party.

             9.6 Notices. Except as otherwise expressly provided in this Agreement, all notices and other communications hereunder shall be in writing and shall be delivered personally or shall be sent by U.S. certified mail, postage fully prepaid, return receipt requested, or by courier, or transmitted by facsimile as follows, and all legal process hereunder shall be validly served when served in accordance with applicable law at the following address:

        If to Seller:

             LH Research, Inc.(or, after the Closing, Capital Parade USA,
                 Inc.)
             c/o Sunmark Capital Corporation
             510 Maryville College Drive
             Suite 210
             St. Louis, MO  63141
             Attn:  Thomas O'Brien
             Telecopier:  (314) 453-0959

        With copies to:

             Richard H. Bruck, Esq.
             Bruck & Perry
             One Newport Place
             Tenth Floor
             Newport Beach, CA  92660
             Telecopier:  (714) 955-0835

        If to Buyer:

             International Power Systems, Inc.
             c/o C&D Charter Power Systems, Inc.
             3043 Walton Road
             Plymouth Meeting, Pennsylvania  19462
             Attention:  President
             Telecopier:  (215) 834-7307

        With copies to:

             Proskauer Rose Goetz & Mendelsohn LLP
             1585 Broadway
             New York, New York  10036
             Attention:  Steven L. Kirshenbaum, Esq.
             Telecopier: (212) 969-2900

or to such other address, attention or telecopier number as a party may have furnished to the other parties in writing in accordance herewith, except that notices of change of address, attention or telecopier number shall only be effective upon receipt. Any notice which is so mailed shall be deemed delivered on the fourth business day after mailing; any notice which is transmitted by telecopier shall be deemed delivered when transmitted to the telecopier number specified above and acknowledgement of receipt of such facsimile is received.

             9.7 Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts each of which when executed shall be deemed to be an original, but all of which together shall constitute one and the same document.

             9.8 Governing Law; Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to principles of conflicts of laws. Any controversy or claim arising out of or relating to this Agreement shall be resolved by binding arbitration before a single arbitrator administered by the Los Angeles office of the American Arbitration Association ("AAA") in accordance with the AAA Commercial Arbitration Rules as amended and effective as of the time of the filing of the request for arbitration. The AAA shall appoint such arbitrator from the AAA Panel of Neutrals for Los Angeles, California and arbitration hereunder shall be conducted in Los Angeles, California. Any arbitration hereunder shall be governed by the United States Arbitration Act, 9 U.S.C. subsections 1-16, and judgment upon the award rendered by the arbitrator may be entered by any court of competent jurisdiction. In connection with any arbitration hereunder, the arbitrator shall permit each party to take a reasonable number of depositions and interrogatories and to make reasonable requests for the production of documents in addition to any other discovery he or she may permit. The party not prevailing shall pay the fees and expenses of the arbitrator.

             9.9 Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors and assigns; provided, however, that neither this Agreement nor any right or obligation hereunder may be assigned or transferred, except that Buyer may designate an Affiliate to acquire some or all of the Included Assets and assume some or all of the Included Liabilities provided that Buyer shall remain primarily liable hereunder.

             9.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement nevertheless shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.

             9.11 Headings. The headings contained in this Agreement (including the Exhibits and Schedules) are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

             9.12 No Agency. No party hereto shall be deemed hereunder to be an agent of, or partner or joint venturer with, any other party hereto.

             9.13 Third Parties. Nothing herein is intended or shall be construed to confer upon or give to any person other than the parties hereto any rights or remedies under or by reason of this Agreement except for Buyer Claimants and Seller Claimants pursuant to Article
VIII.

             9.14 Passage of Title and Risk of Loss. Legal title, equitable title and risk of loss with respect to the Included Assets will not pass to Buyer until the Included Assets are transferred at the Closing; provided, that Seller will retain legal title and risk of loss for Malaysian Equipment until it is delivered to Buyer pursuant to this Agreement.

             IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.



                                 SELLER:
                                 LH RESEARCH, INC.



                                 By:  /s/ Peter W. Sognefest
                                 Title: Peter W. Sognefest, President


                                 BUYER:
                                 INTERNATIONAL POWER SYSTEMS, INC.



                                 By: /s/ A. Gordon Goodyear
                                 Title: A. Gordon Goodyear, Vice President
                      and General Manager


Agreed to as to Article 7:

SUNMARK:
SUNMARK CAPITAL CORPORATION



By: /s/ Thomas F. O'Brien
Title: Thomas F. O'Brien, President
          and Chief Executive Officer





                                 -35-
                              End Document